CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-122914 on Form N-4 of (a) our report dated March 10, 2005, relating to the consolidated financial statements of Pacific Life & Annuity Company as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, which are included in the Statement of Additional Information of Pacific Portfolios Separate Account A, which is part of such Registration Statement; (b) the incorporation by reference in the Statement of Additional Information of Pacific Portfolios Separate Account A, which is part of such Registration Statement, of our report dated February 22, 2005, relating to the statements of assets and liabilities of Separate Account A as of December 31, 2004 and the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended and the financial highlights for each of the periods from commencement of operations through December 31, 2004, appearing in the Annual Report of Separate Account A dated December 31, 2004 and (c) the reference to us under the heading “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information of Pacific Portfolios Separate Account A, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP
Costa Mesa, California
May 27, 2005